Filed pursuant to Rule 433

Dated May 23, 2017

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated May 23, 2017 and the

Prospectus dated May 8, 2017

Registration No. 333-217775

Tyson Foods, Inc.

Final Term Sheet

$300,000,000 Floating Rate Senior Notes due 2019

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2(stable)/BBB(stable)/BBB(stable)*
Format:	SEC Registered
Ranking:	Floating Rate Senior Unsecured
Size:	$300,000,000
Trade Date:	May 23, 2017
Settlement Date:	June 2, 2017 (T + 7)
Final Maturity:	May 30, 2019
Interest Payment Dates:	Quarterly, on February 28, May 30, August 30 and November 30
First Interest Payment Date:	August 30, 2017
Interest Rate:	3-month U.S. dollar LIBOR plus 45 basis points. The interest rate for the floating rate notes due 2019 will be reset quarterly on each interest determination date
Public Offering Price:	100%
Day Count:	Actual/360
Optional Redemption:	The floating rate notes due 2019 will not be redeemable at the option of the Company prior to maturity
Special Mandatory Redemption:	If the AdvancePierre Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to December 25, 2017, or if, prior to such date, the Merger Agreement is terminated, 101%
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	902494 BA0
ISIN:	US902494BA07
Calculation Agent:	Bank of New York Mellon Trust Company, N.A.
Exchange Listing:	None

$350,000,000 Floating Rate Senior Notes due 2020

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2(stable)/BBB(stable)/BBB(stable)*
Format:	SEC Registered
Ranking:	Floating Rate Senior Unsecured
Size:	$350,000,000
Trade Date:	May 23, 2017
Settlement Date:	June 2, 2017 (T + 7)
Final Maturity:	June 2, 2020
Interest Payment Dates:	Quarterly, on March 2, June 2, September 2 and December 2
First Interest Payment Date:	September 2, 2017
Interest Rate:	3-month U.S. dollar LIBOR plus 55 basis points. The interest rate for the floating rate notes due 2020 will be reset quarterly on each interest determination date
Public Offering Price:	100%
Day Count:	Actual/360
Optional Redemption:	The floating rate notes due 2020 will not be redeemable at the option of the Company prior to maturity
Special Mandatory Redemption:	If the AdvancePierre Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to December 25, 2017, or if, prior to such date, the Merger Agreement is terminated, 101%.
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	902494 BB8
ISIN:	US902494BB89
Calculation Agent:	Bank of New York Mellon Trust Company, N.A.
Exchange Listing:	None

$1,350,000,000 3.550% Senior Notes due 2027

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2(stable)/BBB(stable)/BBB(stable)*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$1,350,000,000
Trade Date:	May 23, 2017
Settlement Date:	June 2, 2017 (T + 7)
Final Maturity:	June 2, 2027
Interest Payment Dates:	Semi-annually on June 2 and December 2
First Interest Payment Date:	December 2, 2017
Pricing Benchmark:	2.375% due May 15, 2027
UST Spot (Price/Yield):	100-24/2.290%
Spread to Benchmark:	T+128 bps
Yield to Maturity:	3.570%
Coupon:	3.550%
Public Offering Price:	99.833%
Day Count:	30/360
Make Whole Call:	T + 20 bps
Par call:	On or after 3 months prior to the maturity date
Special Mandatory Redemption:	If the AdvancePierre Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to December 25, 2017, or if, prior to such date, the Merger Agreement is terminated, 101%
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	902494 BC6
ISIN:	US902494BC62
Exchange Listing:	None

$750,000,000 4.550% Senior Notes due 2047

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2(stable)/BBB(stable)/BBB(stable)*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$750,000,000
Trade Date:	May 23, 2017
Settlement Date:	June 2, 2017 (T + 7)
Final Maturity:	June 2, 2047
Interest Payment Dates:	Semi-annually on June 2 and December 2
First Interest Payment Date:	December 2, 2017
Pricing Benchmark:	3.000% due February 15, 2047
UST Spot (Price/Yield):	100-27+/2.956%
Spread to Benchmark:	T+163 bps
Yield to Maturity:	4.586%
Coupon:	4.550%
Public Offering Price:	99.416%
Day Count:	30/360
Make Whole Call:	T + 25 bps
Par call:	On or after 6 months prior to the maturity date
Special Mandatory Redemption:	If the AdvancePierre Acquisition described in the Preliminary Prospectus Supplement is not completed on or prior to December 25, 2017, or if, prior to such date, the Merger Agreement is terminated, 101%
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
Barclays Capital Inc.
RBC Capital Markets, LLC
Senior Co-manager:	Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc.
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	902494 BD4
ISIN:	US902494BD46
Exchange Listing:	None

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(*)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322.

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